Exhibit 99.1

eMagin Posts Record Revenue and Operating Income for Second Quarter of 2008

Grows Q2 Revenue 33% and Positive Operating Income

BELLEVUE, Wash.--(BUSINESS WIRE)-- eMagin Corporation (OTCBB:EMAN), the leader in OLED microdisplays, issued financial results for its second quarter ending June 30, 2008.

Financial Summary

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Revenue for the three and six months ending June 30, 2008, of approximately $5.6 million and $8.3 million, represent increases of 33% and 6% from $4.2 million and $7.8 million for the same periods in 2007.

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Gross margins in 2008 grew to 47% of revenue or $2.6 million for the quarter and 36% or $3 million for the six-month period as compared to 30% of revenue or $1.3 million for the quarter and 23% or $1.8 million for the six-month period in 2007. These results were due to higher volume and better yield.

•	Operating expenses declined 4% and 13% from $2.3 million and $4.8 million for the three and six month periods ending June 30, 2008, as compared to $2.4 million and $5.5 million in 2007.

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Operating income for the three months ending June 30, 2008 totaled $0.3 million compared to an operating loss of $1.1 million in 2007. For the six-month period, losses were $1.8 million in 2008, down 51% or $1.9 million from $3.7 million in 2007.

"I am pleased to announce that the Company has achieved positive operating income the second quarter of 2008, and we initiated a path forward that we believe will result in increased profitability with a lower cost structure and improved yields,“ said Andrew G. Sculley, chief executive officer and president, eMagin Corporation.

Selected Business Highlights

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At the Society for Information Display Conference, eMagin demonstrated its enhanced SVGA+ microdisplay, which the Company believes to be the most power efficient OLED solution for near-eye applications. Better power efficiency results in lighter and/or longer lasting mobile display products.

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eMagin is now shipping first samples of its new higher resolution microdisplay. Besides great contrast and a SXGA or 1280x1024 format at 0.77-inch diagonal, this display has outstanding power efficiency. The company’s measurements show that it is at least 4 times more power efficient than competitive products.

Full results will be available in the company's 10Q report for the quarter ending June 30, 2008, to be filed with the SEC.

About eMagin Corporation

A leader in OLED microdisplay technology, eMagin produces and sells high-resolution OLED microdisplays that can be used with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York. System design facilities and sales and marketing are located in Bellevue, Washington. More information about eMagin and its products is available at www.emagin.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Note: eMagin is a trademark of eMagin Corporation.

Contacts
eMagin Corporation
Investors:
Paul Campbell, 425-749-3600
pcampbell@emagin.com

or

Business Development:
Susan Jones, 425-749-3614
sjones@emagin.com

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2008 (unaudited)	December 31, 2007

ASSETS

Current assets:
Cash and cash equivalents	$1,038	$713
Investments – held to maturity	94	94
Accounts receivable, net	3,601	2,383
Inventory	1,726	1,815
Prepaid expenses and other current assets	750	850
Total current assets	7,209	5,855
Equipment, furniture and leasehold improvements, net	401	292
Intangible assets, net	49	51
Other assets	232	232
Deferred financing costs, net	135	218
Total assets	$8,026	$6,648

LIABILITIES AND CAPITAL DEFICIT

Current liabilities:
Accounts payable	$1,135	$620
Accrued compensation	962	891
Other accrued expenses	704	729
Advance payments	13	35
Deferred revenue	80	179
Current portion of debt	8,148	7,089
Other current liabilities	596	1,020
Total current liabilities	11,638	10,563

Long-term debt	41	60
Total liabilities	11,679	10,623

Commitments and contingencies

Capital deficit:
Preferred stock, $.001 par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Series A Senior Secured Convertible Preferred stock, stated value $1,000 per share, $.001 par value: 3,198 shares designated and none issued	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 14,389,439 shares as of June 30, 2008 and 12,620,900 shares as of December 31, 2007	14	12
Additional paid-in capital	198,442	195,326
Accumulated deficit	(202,109)	(199,313)
Total capital deficit	(3,653)	(3,975)
Total liabilities and capital deficit	$8,026	$6,648

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:

Product revenue	$4,496	$4,144	$6,958	$7,667
Contract revenue	1,123	88	1,326	174

Total revenue, net	5,619	4,232	8,284	7,841

Cost of goods sold	2,996	2,946	5,309	6,061

Gross profit	2,623	1,286	2,975	1,780

Operating expenses:

Research and development	634	887	1,308	1,740
Selling, general and administrative	1,697	1,543	3,504	3,764
Total operating expenses	2,331	2,430	4,812	5,504

Income (loss) from operations	292	(1,144)	(1,837)	(3,724)

Other income (expense):

Interest expense	(537)	(1,333)	(1,168)	(2,174)
Gain on warrant derivative liability	—	182	—	643
Other income, net	123	567	209	590
Total other expense	(414)	(584)	(959)	(941)

Net loss	$(122)	$(1,728)	$(2,796)	$(4,665)

Loss per share, basic and diluted	$(0.01)	$(0.15)	$(0.21)	$(0.42)

Weighted average number of shares outstanding:

Basic and diluted	14,320,570	11,175,888	13,470,735	10,983,981

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